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           As filed with the Securities and Exchange Commission on December 3, 2010.

Registration No. 333-170657

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Bona Film Group Limited
(Exact name of Registrant as specified in its charter)
 Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7822 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

11/F, Guan Hu Garden 3
105 Yao Jia Yuan Road, Chaoyang District
Beijing 100025
People's Republic of China
(86) 10 5928 3663
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chris K.H. Lin, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road, Central Hong Kong (852) 2514-7600	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42nd Floor, Edinburgh Tower, The Landmark 15 Queen's Road Central Hong Kong (852) 3740-4700	Peter X. Huang, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 30/F, Tower 2, China World Trade Center No. 1, Jian Guo Men Wai Avenue Beijing 100004, China (86) 10-6535-5500

           Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

           This is paragraph text used for coding purposes only. Follow content on client-supplied hard copy. If you need to update the language on the cover, retrieve that language from www.sec.gov. This is paragraph text used for coding purposes only. Follow content on client-supplied hard copy. If updated language is needed, retrieve that language from www.sec.gov. Yes ☐    No ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)(2)	Amount to be registered(2)(3)	Proposed maximum offering price per ordinary share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)

Ordinary shares, par value $0.0005 per share	6,750,500	$18.00	$121,509,000	$8,664

(1)
American depositary shares evidenced by American depositary receipts issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-      ). Each two American depositary shares represent one ordinary share.

(2)
Includes (i) ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and (ii) ordinary shares that may be purchased by the underwriters pursuant to an option to purchase additional ordinary shares represented by American depositary shares. These ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(4)
Of which $5,704 was previously paid.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

 Explanatory Note

        The sole purpose of this amendment is to amend the exhibit index and to file Exhibits 1.1, 4.1, 4.2 and 4.3 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

        Pursuant to the form of indemnification agreements filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

        During 2007, 2008 and 2009, we issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D Rule 701 or Regulation S under the Securities Act, or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Sale(*) or Issuance	Title and Number of Securities(†)	Consideration (US$)		Underwriting Discount and Commission
SIG China Investment One Ltd.	May 1, 2007	Secured convertible notes in the principal amount of US$1,500,000	1,500,000		N/A
	May 1, 2007	Warrants to purchase 58,594 Series A preferred shares	N/A		N/A
	July 31, 2007	976,562 Series A preferred shares	2,500,000		N/A
	July 31, 2007	585,938 Series A preferred shares	N/A	(1)	N/A
	June 12, 2009	33,756 Series A preferred shares	N/A	(2)	N/A
	July 19, 2010	79,268 Series B-3 preferred shares	500,000		N/A
SINA Hong Kong Limited	July 8, 2009	88,713 Series B-1 preferred shares	250,000		N/A
	July 8, 2009	344,981 Series B-2 preferred shares	1,250,000		N/A
Sequoia Funds(A)	June 15, 2007	Secured convertible notes in the principal amount of US$1,500,000	1,500,000		N/A
	June 15, 2007	Warrants to purchase 29,294 Series A preferred shares	N/A		N/A
	July 31, 2007	976,562 Series A preferred shares	2,500,000		N/A
	July 31, 2007	585,938 Series A preferred shares	N/A	(1)	N/A
	June 12, 2009	16,875 Series A preferred shares	N/A	(2)	N/A
	July 8, 2009	88,713 Series B-1 preferred shares	250,000		N/A
	July 8, 2009	69,001 Series B-2 preferred shares	250,000		N/A
	July 19, 2010	79,268 Series B-3 preferred shares	500,000		N/A
Matrix Partners China Funds(B)	July 8, 2009	1,064,532 Series B-1 preferred shares	3,000,000		N/A
	July 8, 2009	1,103,957 Series B-2 preferred shares	4,000,000		N/A
	July 19, 2010	158,536 Series B-3 preferred shares	1,000,000		N/A
Zero2IPO China Fund II, L.P.	July 8, 2009	69,000 Series B-2 preferred shares	250,000		N/A
	July 19, 2010	47,561 Series B-3 preferred shares	300,000		N/A
Wayford Enterprises Limited	July 8, 2009	69,000 Series B-2 preferred shares	250,000		N/A
	July 19, 2010	110,975 Series B-3 preferred shares	700,000		N/A
Blooming Capital Limited	July 19, 2010	317,072 Series B-3 preferred shares	2,000,000		N/A
Skillgreat Limited(C)	June 12 2009	2,609,269 ordinary shares	4,175(4)		N/A
	July 9, 2007	5,828,119 ordinary shares	N/A	(3)	N/A
	April 23, 2010	5,810,320 ordinary shares	N/A	(5)	N/A
Jeffrey Chan	July 19, 2010	Options to purchase 317,072 ordinary shares	N/A		N/A
		317,072 ordinary shares	2,000,000		N/A	(6)
Directors, officers and employees	June 1, 2009	Options to purchase 209,163 ordinary shares	N/A	(7)	N/A
	June 1, 2010	Options to purchase 974,876 ordinary shares	N/A	(8)	N/A
Other directors, employees and other individuals	December 13, 2006	6 ordinary shares	1		N/A
	June 12, 2009	194,345 ordinary shares	311	(9)	N/A
	July 9, 2007	140,625 ordinary shares	N/A	(3)	N/A
	July 31, 2007	867,188 ordinary shares	N/A	(3)	N/A

(*)
Represents securities issued by Bona International Film Group Limited. The Registrant became the ultimate holding company of Bona International Film Group Limited upon the completion of a 16 to 1 share exchange transaction on November 10, 2010.

(†)
Reflects the stock split on March 24, 2010 of each issued and unissued ordinary share and preferred share, which had a par value of US$0.01 per share in Bona International Film Group Limited authorized share capital into 100 shares of par value of US$0.0001 per share and (ii) the 16 to 1 share exchange of preferred and ordinary shares of Bona International Film Group Limited for preferred and ordinary shares of the Registrant completed on November 10, 2010.
(1)
Issued in connection with the conversion of secured convertible notes
(2)
Issued in connection with the cashless exercise of warrants
(3)
Issued in connection with recapitalization
(4)
Excludes shares held for the benefit of certain directors and a former consultant to the company.
(5)
Issued in connection with acquisition of the parent company of Beijing Bona Youtang Cineplex Management Co., Ltd.
(6)
Issued in connection with exercise of option
(7)
Issued pursuant to our 2009 share incentive plan
(8)
Issued pursuant to our 2010 share incentive plan
(9)
Held by Skillgreat Limited for the benefit of certain directors and a former consultant to the company.
(A)
Refers to Sequoia Capital China I L.P., Sequoia Capital China Partners Fund I L.P., Sequoia Capital China Principals Fund I L.P. and their affiliates, collectively;
(B)
Refers to Matrix Partners China I L.P., Matrix Partners China I-A L.P., and their affiliates, collectively;
(C)
Includes shares issued to Dong Yu, who owns 100% equity interests of Skillgreat Limited.

        No underwriters were involved in the foregoing sales of securities.

        The transactions with SIG China Investment One Ltd., SINA Hong Kong Limited, Sequoia Funds, Matrix Partners China Funds, Zero2IPO China Fund II, L.P. and Wayford Enterprises Limited, Blooming Capital Limited above, were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder. The purchasers were sophisticated or accredited investors and had adequate access, in the course of negotiations with us, to information about us.

        The transactions with Skillgreat Limited, Jeffrey Chan and other directors, employees and other individuals were exempt from registration under the Securities Act in reliance on Regulation S promulgated thereunder.

        The issuances of options to our directors, officers and employees under our 2009 and 2010 share incentive plans were exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

  See Exhibit Index beginning on page II-7 of this registration statement.

(b)
Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (4)   For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

         (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

        (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People's Republic of China, on December 3, 2010.

BONA FILM GROUP LIMITED
By:	/s/ DONG YU Name: Dong Yu Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on December 3, 2010.

Signature	Title

/s/ DONG YU Dong Yu	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)
* Nansun Shi	Director
* David Su	Director
* Hai Yu	Director
* Tim T. Gong	Director
* Glen Sun	Director
* Jeffrey Chan	Director
* Liang Xu	Chief Financial Officer (principal financial and accounting officer)
* Name: Erica Stovall	Authorized U.S. Representative
Title: Assistant, Law Debenture Corporate Services Inc., New York

*By:	/s/ DONG YU Dong Yu Attorney-in-Fact

 BONA FILM GROUP

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement.
3.1**	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect.
3.2**	Second Amended and Restated Memorandum and Articles of Association of the Registrant, to become effective upon the completion of the offering.
4.1	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3).
4.2	Registrant's Specimen Certificate for Ordinary Shares.
4.3	Form of Deposit Agreement between the Registrant, the depositary and holders of the American Depositary Receipts.
4.4**	Subscription Agreement, dated as of July 10, 2007 in respect of the issuance and sale of the Series A preferred shares of predecessor of Bona International Film Group Limited.
4.5**	Subscription Agreement, dated as of July 7, 2009 in respect of the issuance and sale of the Series B-1 and B-2 preferred shares of Bona International Film Group Limited.
4.6**	Subscription Agreement, dated as of June 28, 2010 in respect of the issuance and sale of the Series B-3 preferred shares of Bona International Film Group Limited.
4.7**	Amended and Restated Shareholders' Agreement, dated as of November 8, 2010 by and among the Registrant and the other parties thereto.
5.1**	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered.
8.1**	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. tax matters.
8.2**	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters.
10.1**	Registrant's 2009 Share Incentive Plan.
10.2**	Registrant's 2010 Share Incentive Plan.
10.3**	Form of Indemnification Agreement with the Registrant's directors.
10.4**	Form of Employment Agreement between the Registrant and an Executive Officer of the Registrant.
10.5.1**	Form of Exclusive Technology and Consulting Service Agreement by and between Beijing Bona New World Media Technology Co., Ltd. and the affiliated consolidated entity.
10.5.2**	Form of Amendment to Exclusive Technology and Consulting Service Agreement by and between Beijing Bona New World Media Technology Co., Ltd. and the affiliated consolidated entity.
10.5.3**	Form of Voting Trust and Equity Purchase Agreement by and between Bona International Film Group Limited, Beijing Bona New World Media Technology Co., Ltd., the affiliated consolidated entity, Mr. Dong Yu and the shareholders of the affiliated consolidated entity.
10.5.4**	Form of Equity Interest Pledge Agreement by and among Beijing Bona New World Media Technology Co., Ltd., Mr. Dong Yu and other the shareholders of the affiliated consolidated entity.

Exhibit Number	Description of Document
10.6**	English translation of Form of Confidentiality, Non-Competition and Intellectual Property Rights Agreement between the Beijing Bona New World Media Technology Co., Ltd. and an employee of thereof.
10.7**	English translation of General Credit Facility Grant Contract, between Bank of Beijing, Chaowai Branch and Beijing Bona Film and Culture Communication Co., Ltd.
10.8**	English translation of Guarantee, dated as of September 15, 2010, between Bank of Beijing, Chaowai Branch and Mr. Dong Yu.
10.9**	English translation of Form of Fixed Assets Loan Contract, between Industrial and Commercial Bank of China, Dongcheng Branch and Beijing Bona Film and Culture Communication Co., Ltd.
10.10**	English translation of Management Service Agreement, dated as of September 1, 2010, by and between Beijing Bona International Cineplex Investment and Management Co., Ltd. and Beijing Bona Starlight Cineplex Management Co., Ltd.
10.11**	English translation of Right of First Refusal Agreement, dated as of November 5, 2010, by and among Beijing Bona International Cineplex Investment and Management Co., Ltd., Dong Yu, Yang Xu, Zhejiang Intime Rich Investment Co., Ltd., Zhejiang Kunyuan Investment Consulting Co., Ltd. and Guoheng Fashion Media Science & Technology Group Corp. and Beijing Bona Starlight Cineplex Management Co., Ltd.
21.1**	List of Subsidiaries of the Registrant.
23.1**	Consent of Deloitte Touche Tohmatsu CPA Ltd., an Independent Registered Public Accounting Firm.
23.2**	Consent of Conyers Dill & Pearman (included in exhibit 5.1).
23.3**	Consent of Simpson Thacher & Bartlett LLP (included in exhibit 8.1).
23.4**	Consent of Han Kun Law Offices (included in exhibit 99.2).
23.5**	Consent of EntGroup International Consulting (Beijing) Co., Ltd.
23.6**	Consent of American Appraisal China Limited.
23.7**	Consent of Zhong Jiang.
23.8**	Consent of Daqing Dave Qi.
24.1**	Powers of Attorney (included on signature page).
99.1**	Code of Business Conduct and Ethics of the Registrant.
99.2**	Form of Opinion of Han Kun Law Offices.

**
Previously filed.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.
  ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  ITEM 9. UNDERTAKINGS.
SIGNATURES
BONA FILM GROUP EXHIBIT INDEX